Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Zillow Group, Inc. for the registration of shares of Class A common stock issuable in connection with the Zillow, Inc. Amended and Restated 2011 Incentive Plan, as amended; the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan; the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated; the Trulia, Inc. 2005 Stock Incentive Plan, as amended; and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan and to the incorporation by reference therein of our reports dated February 17, 2015, with respect to the consolidated financial statements of Zillow, Inc. and the effectiveness of internal control over financial reporting of Zillow, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

April 1, 2015